Exhibit 99

FOR IMMEDIATE RELEASE

October 22, 2008

THE EASTERN COMPANY REPORTS RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS OF 2008

Naugatuck, CT–The Eastern Company (AMEX-EML) today announced the results of its operations for the third quarter and nine months of 2008. Sales for the quarter were $34.6 million, compared to $36.0 million for the same period in 2007, a 4% decrease. Net income for the third quarter was $875 thousand or $0.14 per diluted share compared to the $1.7 million, or $0.29 per diluted share that was reported in the third quarter 2007.

Net sales for the nine months of 2008 were $103.6 million compared to $122.5 million for the first nine months of the previous year. Sales in the 2007 period included $18.1 million of latching system sales for use in the military’s up-armored Humvee program under a one-time limited contract. “Core” business sales for the nine months of 2007 therefore were $104.4 million. Year to date earnings for the nine month period ended September 27, 2008 were $3.4 million or $0.56 per diluted share, compared to $9.2 million or $1.54 per diluted share for the same period in 2007.

Leonard F. Leganza, Chairman, President and CEO stated, “The extremely higher costs of metals, which we use a great deal of, as well as other raw materials and energy, all had a downward impact on our operating earnings. Many of these increases outpaced our ability to pass the increases on to our customers in a timely manner. We anticipate these costs should level off in the near future. The slow down and unpredictability of the general economy also made the third quarter a challenging one, particularly in view of our diversity and participation in several markets.”

Mr. Leganza also stated, “The Frazer & Jones Division had to contend with the severe impact caused by the rising costs of scrap steel and energy, both critical to that operation. However, higher global fuel costs has increased the world wide demand for coal resulting in a 45% increase in Frazer & Jones sales of our proprietary mine roof support anchors.

Our Eberhard Division continues to receive orders for latching systems and other hardware used in military vehicles with initial shipments of those orders beginning in the fourth quarter of 2008 and into 2009.”

Mr. Leganza continued, “As we stated in our second quarter news release, the Class 8 truck market has experienced a significant downturn and current projections are that market will remain relatively flat through the third quarter of 2009. Overall, sales of products to the Class 8 truck market are down for the first nine months of 2008, as compared to the same period in 2007. However, our Canadian Commercial Vehicle subsidiary continues to expand the marketing and sale of their lightweight honeycomb composite technology to be used in other markets. This should lessen our dependence on the Class 8 truck market.”

Mr. Leganza continued further, “Our Security Products Group is also feeling the effects of the economic slow down in some of the market segments they serve. Airline and other leisure travel have had a downward impact on the luggage industry which we serve, while housing and credit conditions have affected the products we offer the appliance industry. In addition, our security group has had to contend with Asian suppliers passing on price increases related to raw materials as well as foreign exchange rate increases, reducing our margins.”

Mr. Leganza concluded, “As always, we are confident we will overcome these challenges as we move forward and we continue to expend efforts to enhance shareholder value.”

The Eastern Company is a 150-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Net Sales	$34,550,899	$ 36,027,712	$103,568,528	$122,520,357

Net Income After Tax	$ 875,041	$ 1,706,642	$ 3,436,419	$ 9,193,236

Net Income Per Share:
Basic	$ 0.15	$ 0.30	$ 0.59	$ 1.64
Diluted	$ 0.14	$ 0.29	$ 0.56	$ 1.54

Weighted average
shares outstandings:
Basic	5,881,284	5,669,274	5,842,948	5,589,905
Diluted	6,189,149	5,942,529	6,166,849	5,974,234